DaimlerChrysler Services North America LLC
                              27777 Franklin Road
                          Southfield, Michigan 48034


                                                       February 8, 2002


VIA ELECTRONIC TRANSMISSION
---------------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         Re: Post-Effective Amendment No. 1 to Registration Statement No. 333-60454 on Form S-3
              --------------------------------------------------------

     On January 25, 2002, a Post-Effective Amendment No. 1 to Registration Statement No. 333-60454 was filed on behalf of DaimlerChrysler Services North America LLC, under the wrong form type, S-3/A. The accession number for the filing was 0000905148-02-000181. Under Release 33-7943, it is no longer necessary to file a post-effective amendment under the circumstances referred to in such filing. Therefore, we hereby request the withdrawal of the filing of Post-Effective Amendment No. 1 to Registration Statement No. 333-60454 made on January 25, 2002, with accession number 0000905148-02-000181, pursuant to Rule 477(a) of the Securities Act of 1933 as it was not required.

     Please direct any communications relating to this filing to the undersigned at (248) 512-3990 or to Renwick D. Martin of Sidley Austin Brown & Wood, LLP at (212) 906-2575.




                                              Very truly yours,
                                              DaimlerChrysler Services
                                              North America LLC, as
                                              successor by merger to
                                              Chrysler Financial Company,
                                              L.L.C., the Registrant under
                                              Registration Statement No.
                                              333-60454


                                              By:  /s/ Byron C. Babbish
                                                   ----------------------------
                                                   Byron C. Babbish
                                                   Assistant Secretary


 cc:   Hanna Teshome, Esq.

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